Exhibit 99.1

Contacts:

Bob Hebert Chief Financial Officer CPEX Pharmaceuticals, Inc. 603.658.6100 rhebert@cpexpharm.com	Chad Rubin The Trout Group 646.378.2947 crubin@troutgroup.com
CPEX Pharmaceuticals Announces Arcadia Opportunity Master Fund
Withdraws Previously Stated Intention to Submit Shareholder
Proposals and Nominate Director Slate at 2010 Annual Meeting
Arcadia Retains Intent to Nominate One Director
     Exeter, NH, February 18, 2010 — CPEX Pharmaceuticals Inc. (NASDAQ: CPEX) today announced it has received notice from Arcadia Opportunity Master Fund, Ltd. that it has withdrawn its intention, as stated in a filing with the Securities and Exchange Commission (SEC) on January 14, 2010, to propose numerous amendments to CPEX’s bylaws and to nominate a slate of directors to CPEX’s Board of Directors at the Company’s 2010 Annual Meeting. According to its notice, Arcadia now intends to nominate only Richard S. Rofé, Managing Director of Arcadia Capital Advisors, LLC, to CPEX’s Board at the Annual Meeting. The Board will evaluate the notice in its normal course.
     On January 7, 2010, Arcadia filed a notice with the SEC of Rofé’s intention to make an unsolicited contingent tender offer to purchase the remaining shares of common stock of CPEX for $14.00 per share. On February 2, 2010, the Company requested additional information regarding whether Rofé intends to make an offer and, if so, how he intends to finance the offer. To date, neither Rofé nor Arcadia has clarified whether or not either is financially capable or intends to commence the tender offer.

     The notice received by CPEX today reported that the Arcadia group decreased its aggregate ownership by approximately 2% of CPEX stock and now owns under 10% of all outstanding common stock of CPEX.
About CPEX Pharmaceuticals, Inc.
     CPEX Pharmaceuticals, Inc. is an emerging specialty pharmaceutical company focused on the development, licensing and commercialization of pharmaceutical products utilizing CPEX’s validated drug delivery platform technology. CPEX has U.S. and international patents and other proprietary rights to technology that facilitates the absorption of drugs. CPEX has licensed applications of its proprietary CPE-215® drug delivery technology to Auxilium Pharmaceuticals, Inc. which launched Testim®, a topical testosterone gel, in 2003. CPEX is also developing a proprietary intranasal insulin product candidate, Nasulin™, which is currently in Phase 2 clinical trials. CPEX maintains its headquarters in Exeter, NH. For more information about CPEX, please visit www.cpexpharm.com.
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